  Exhibit 34.1

November 27, 2012

CONSULTING AGREEMENT

Pursuant to our recent conversations, Pyrenees Investments, LLC, a Nevada Limited Liability Company (“PYR”) hereby submits to FEEL Golf Co, Inc. a California Corporation (the “Company”), this Consulting Agreement (the “Agreement”) dated as of November 26, 2012 is an amended and restated agreement to the Agreement to any previously signed agreements between both parties.

This Consulting Agreement sets forth the new terms pursuant to which PYR will act as the Company’s financial consultant providing strategic advice and consulting services regarding matters more specifically set forth below. This Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.  Specifically, all prior agreements and contracts entered into by and between the parties hereto shall immediately terminate upon the execution of this Agreement and neither party shall have any further obligations thereunder.

1.
For one dollar in hand, and other good and valuable consideration, including the commitments made by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

a.
Consultant operates a financial consulting and advising firm that provides business and financial advice to various companies such as the Company, and also introduces companies to investment bankers, brokerage firms, venture capital firms, banks, private equity firms, special situation investors, alternative debt financiers and others (hereinafter “Entity” or “Entities”) who may be able to provide equity or debt financing to Consultant’s clients.

b.
Company hereby retains Consultant to perform the aforesaid consulting services for Company on the terms and for the consideration set forth below, and Consultant hereby agrees to perform said consulting services on the terms and for the consideration set forth herein.

c.
Pursuant to the terms of this Agreement, Consultant has now identified one specific entity, and will make an introduction of said entity to the Company. Consultant also knows other entities whom Consultant will also introduce to the Company.  In each case, Consultant believes these entities may have an interest in providing public company resources and perhaps financing to the Company.

d.
The parties contemplate that if discussions are successful with one or more of said entities, that such entity(s) will provide the Company with additional capital, in the form of equity, or debt, or a combination thereof.

2.
General Services.  Provide strategic advice and consulting services, on an as needed basis as determined by the mutual agreement of both PYR and the Company, with regard to the Company becoming fully reporting on the OTCBB or other exchange, including but not limited to: (i) introduction and facilitation with legal counsel (ii) introduction and facilitation with auditing firm (iii) introduction to potential capital investors (iv) Create Board of Directors charter and recruit additional board members (vii) Generally help structure the company and the Board of Directors to be prepared to be a fully reporting company  (the “Services”).  The scope of the Services and additional compensation structure, if any, for strategic advice, consulting, and other investment banking related services on behalf of the Company or otherwise, shall be determined on a case- by- case basis by the parties.

3.	Performance of Services. In conjunction with the performance of the Services, PYR agrees to:

a.
Make itself available to the Company for phone conferences during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising the Company with regard to the Services to be performed and the preparation of such reports, summaries, corporate profiles, suggested terms for recapitalization or restructuring of financial instruments, due diligence packages, corporate presentations,  and/or other material and documentation as shall be necessary to properly present the Company to individuals and/or entities that could be a benefit to the Company.

b.
Advise the Company in evaluating proposals from potential strategic alliances.  PYR may be involved in negotiating with potential strategic alliances on behalf of the Company; provided, however, that PYR shall not be involved in the negotiations with potential investors in the Company.

c.
In connection with PYR providing the Services, the Company agrees to keep PYR up to date and apprised of all business, market and legal developments related to the Company and its operations and management.  PYR shall devote such time and effort, as it deems commercially reasonable under the circumstances to the affairs of the Company to render the Services.  PYR shall not provide any services that constitute the rendering of a legal opinion or perform any work that is in the ordinary purview of the Certified Public Accountant.  PYR cannot guarantee results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its experience and network of contacts.  It is understood that a portion of the compensation paid hereunder is being paid by the Company to have PYR remain available to advise it on transactions on an as-needed basis.

d.
The Company shall provide to PYR copies of the Company’s Business Plan, PowerPoint Presentation and such other collateral materials necessary for PYR’s performance hereunder.  The Company shall also make available certain of its employees and advisors (including but not limited to legal and accounting) for the purposes of expert advice and perspective for the Services to be performed by PYR as well as for presentations and meetings.  PYR acknowledges and agrees that the Company’s Business Plan,  PowerPoint Presentation and other collateral materials to which PYR may have access to during the performance of this Agreement are confidential information and as such, shall not be distributed to third parties which such distribution is outside the scope of the services to be performed hereunder.

4.
Term.  The term of this Agreement shall commence on the date first written above and shall end twelve (12) months thereafter, unless terminated in accordance with the provisions set forth below, or extended by the mutual written consent of the parties hereto (the “Term”).  This Agreement may be terminated only:

a.	By the Company or PYR for any reason upon fifteen (15) days’ prior written notice after the completion of the initial term; or

b.
By mutual agreement of the parties. If the Company terminates the agreement, the Company does so upon their own volition and without recourse, and will not receive any amount of monies paid in the form of a refund, credit, or any other form of payment upon termination, Upon payment to Consultant, the Company forfeits all future rights to the monies paid to the Consultant for services. The Company shall be free during the period services are rendered to retain other entities, consultants, brokers or others, and with such persons as it deems fit and this agreement does not provide for an exclusive arrangement. Section 4 is irrevocable and survives the termination of the Agreement.

5.
Compensation for Services.   As consideration for the performance of the Services, the Company shall pay PYR a consultant's fee (the “Consulting Fee”) of two hundred fifty-thousand dollars ($250,000), payable in cash or in restricted common stock of the Company, due at the signing of this agreement, for the Consultant’s aforementioned services. The Consultant reserves the cancel the restricted common stock in exchange for S-8 registered common stock, if and when the company becomes fully reporting again and an S-8 registration s filed and approved by the United States Securities and Exchange Commission.

The Consulting Fee is non-negotiable and non-refundable regardless of circumstances. The Consulting Fee remains a fixed price.  The Company and PYR agree that if an increase in participation is needed by PYR, additional charges may be incurred with amendment to this agreement.

The Company agrees that the Consultant’s work is invaluable to the direction and development of the Company’s business, and recognizes that although the introductory consulting work is done during a specific time period, the tangible effects as a result of the Consultant’s work may last many years past the term and scope of the agreement. As such, because there is no specific limit to the value of the services provided, the Company agrees to pay the Consultant at the signing of this agreement regardless of specific desired outcomes of the business or from the relationships with the entities, for both now and in the future.

The Consultant agrees in good faith to consistently provide introduction to public company resources, capital resources, investor relations resources and legal and accounting resources, on an as prioritized basis by the Company, as stated in Section (1) for a period of one (1) year from the date of this Agreement.

The Consultant agrees to provide a weekly update of all introductions and dispositions of each introduction to the Company.  The Consultant agrees to take direction from the Company on an as-needed basis to further the relationships between the Company and the Entities.

6.
Travel Expenses.  The Company hereby agrees that all fees paid under this Agreement, are exclusive of any reasonable out of pocket travel, hotel and meal expenses that will be incurred by the members of PYR pursuant to providing the Services.  The Company and PYR further agree that prior to any travel by a PYR member, PYR will notify the Company of the purpose of the travel and the estimated air travel and hotel expenses to be incurred and the Company will either pay such expenses for such member or notify PYR that the expenses are not authorized.  The Company will reimburse any reasonable meal expenses incurred by a PYR member in relation to such travel within fifteen (15) days of being invoiced by PYR for such expenses.

7.	Use of Name. The Company shall not utilize the name “PYR”, or any derivative thereof, in any publication, announcement or otherwise, without the prior written consent of PYR.

8.	Indemnification and Warranties.

a.
The Company agrees to indemnify PYR and hold it harmless against any losses, claims, damages or liabilities arising out of, in connection with, or relating in any manner, directly or indirectly, to a breach of this Agreement or the performance of the Services hereunder, unless it is finally determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence of PYR, or any violation of applicable law by PYR, including any misrepresentation of a material fact contained in information furnished in writing by PYR.

b.
PYR agrees to indemnify The Company and hold it harmless against any losses, claims, damages or liabilities arising out of, in connection with, or relating in any manner, directly or indirectly, to a breach of this Agreement or the performance of the Services hereunder, unless it is finally determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence of The Company, or any violation of applicable law by The Company, including any misrepresentation of a material fact contained in information furnished in writing by The Company.

c.
The Company and PYR agrees that if any indemnification sought pursuant to the preceding paragraphs is finally judicially determined to be unavailable, then the Company and PYR shall contribute to the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and PYR, on the other, in connection with this Agreement, subject to the limitation that in any event PYR’s contribution to all losses, claims, liabilities, damages and expenses with respect to which contribution is available hereunder shall not exceed the amount of the cash fees actually received by PYR hereunder.

d.
The Company represents and warrants that it is not a party to any consulting or financial advisory agreements of any kind that may conflict with this Consulting Agreement.  The Company at the request of PYR will offer confirmation, in writing, to that effect.

e.
PYR represents and warrants that the Services performed hereunder shall at all times be in compliance with all applicable state and federal laws and regulations, including, but not limited to, securities laws and regulations.

f.	PYR has no liability to the Company for any acts or omissions in the performance of services except for act or omissions that are due to the gross negligence of PYR.

9.
Broker-Dealer.  The Company recognizes that PYR, is not a broker or dealer as such terms are defined under the 1933 and 1934 Securities Acts as well as all regulations and promulgations interpreting or enforcing the terms of such acts (the “Acts”).  As such, the parties expressly acknowledge that all fees paid to PYR hereunder shall constitute consulting fees for its strategic advice and not for raising money for the Company; and that the services of PYR described in this Consulting Agreement are not intended to engage PYR to provide services as a broker or dealer of agent acting on behalf of the Company in any placement of securities.

Consultant shall engage in no negotiations on behalf of the Company, nor shall Consultant participate in discussions between any entity introduced by Consultant and the Company over terms for infusion of capital into the Company.    Consultant shall not act as a broker or a dealer in any way, and the parties acknowledge that Consultant is not licensed to do so.  Consultant’s only activity in connection with introductions to potential capital funding sources is to make the introduction and nothing more.  Consultant’s compensation set forth herein is based solely on the introduction to the general category of entities and is not related to specific entities which may be introduced by Consultant, and is not in any way a commission with respect to any specific transaction or entity funding.  As such, because the introductions between the consultant and entities may develop relationships that last longer than the term of this contract, and as such these relationships may possibly lead to future opportunities for the Company without the Consultant being explicitly involved, the Company hereby agrees to pay the Consultant the full amount of this contract without exception on the date of signature.  No amounts will be refunded to the Company regardless of the date of termination or any reasons given for the termination, in accordance with Section 4.  All payments are final and non-fundable, without exception, Section 8 is irrevocable and will survive part the termination date.

10.
Independent Contractor.  The parties hereto agree that PYR is an independent contractor and shall not in any manner be deemed an agent or partner of, or co-venturer with the Company.  In no event is PYR authorized or obligated to commit the Company to any agreement and the Company shall have no obligation to enter into any transaction identified by PYR.  The Company is not obligated or required to accept any offer to purchase equity securities by any Investor identified by PYR.

11.
Assignments and Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of PYR, and any purported assignment without the written consent of PYR shall be null and void.

12.
Modification and Waiver.  Only an instrument in writing executed by the parties hereto may amend this Agreement.  The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature.

13.	Construction. The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

14.
Facsimile Signatures.  Facsimile transmission of any signed original document, and re-transmission of any signed facsimile transmission, shall be the same as delivery of an original.  At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

15.
Governing Law.  The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE STATE OF NEVADA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.  AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

16.
Severability.  If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect, and of the remaining provisions of this Agreement, shall not be in any way impaired.

17.
Non-Exclusive.  PYR acknowledges and agrees that it is being granted non-exclusive rights with respect to the Services to be provided to the Company and the Company is free to engage other parties to provide consulting services similar to those being provided by PYR hereunder.  The parties may agree to enter into an exclusive opportunity and shall provide a written agreement as necessary.

18.
Non-Circumvention.  Neither party shall attempt to or actually circumvent or interfere with business relationships between the Company and/or PYR, their clients or sources of transactions. Further, now and for two years after the date hereof, the Company shall not, directly or indirectly, establish, or receive or pay compensation for or financing for or receive, any interest, investment, financing, or participate in any merger, acquisition, joint venture, agency, vendor, issuance of securities or other relationship with PYR’s clients or sources of transactions that were introduced to the Company by PYR or became aware of the Company through the provision of Services by PYR, in circumvention of the business relationships between the Company and PYR, PYR’s clients  or sources of transactions established in this Consulting Agreement. Recognizing that the business trajectory and relationships as a direct result of Consultant may surpass two years, the Company agrees to pay in full the Consulting Fee at the time of signature of this agreement. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement.

19.
Survivability.  Neither the termination of this Agreement nor the completion of any services to be provided by PYR hereunder, shall affect the provisions of this Agreement that shall remain operative and in full force and effect.

20.
Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.  Specifically, all prior agreements and contracts entered into by and between the parties hereto shall immediately terminate upon the execution of this Agreement and neither party shall have any further obligations thereunder.

If the foregoing correctly sets forth the understanding between the Consultant and the Company, please so indicate in the space provided below for that purpose within 10 days of the date hereof  or this Agreement shall be withdrawn and become null and void.  The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

FEEL GOLF CO., INC	PYRENEES INVESTMENTS,

/s/ Lee Miller	By: Matthew L. Schissler

By: Lee Miller	Matthew L. Schissler, Managing Member

Lee Miller, CEO

Date: 27-November 2012	Date: 27-November 2012